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                                                                    EXHIBIT 4(c)



                          UNITED WATER RESOURCES, INC.



                           MANAGEMENT INCENTIVE PLAN
                                    DOCUMENT

                                JANUARY 23, 1997
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                             UNITED WATER RESOURCES


                     MANAGEMENT INCENTIVE COMPENSATION PLAN
                     --------------------------------------

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
1.     PURPOSE.........................................................3

2.     DEFINITIONS.....................................................3

3.     ADMINISTRATION..................................................4

4.     ELIGIBILITY.....................................................4

5.     TARGET INCENTIVE AWARDS.........................................4

6.     TYPES OF AWARDS.................................................4
       Performance Cash Awards.........................................4
       Stock Options...................................................5
       Dividend Units..................................................5
       Performance Shares..............................................6

7.     TIMING OF PAYMENTS..............................................6

8.     SHARES RESERVED.................................................6

9.     AMENDMENTS......................................................7

10.    OTHER PROVISIONS................................................7

11.    EFFECTIVE DATE..................................................7

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                          UNITED WATER RESOURCES, INC.
                           MANAGEMENT INCENTIVE PLAN

1.   PURPOSE

     The objectives of the Management Incentive Plan (the "Plan") are to promote the success of United Water Resources, Inc. (the "Company") and its Affiliates by:

     1.1 Linking incentive opportunities to the performance of the Company in meeting shareholder and customer goals;

     1.2  Supporting the planning and goal setting process; and,

     1.3 Offering compensation opportunities that will assist the Company in recruiting and retaining top performing executives from both within and outside of the water utility industries.

2.   DEFINITIONS

     2.1  "Affiliate" means:

     2.1.1 A member of a controlled group of corporations of which the Company is a member or;

     2.1.2 Any corporation, or unincorporated trade or business in which the Company has an ownership interest of at least 25% of the equity value of the entity.

          For purposes hereof, a "controlled group of corporations" shall mean a controlled group of corporations as defined in Section 1563(a) of the Code determined without regard to Section 1563(a)(4) and (e)(3)(C) of the Code.

     2.2 "Award" means the grant of a Stock Option, Dividend Unit, Performance Share or cash payment pursuant to the Plan.

     2.3  "Board" means the Board of Directors of the Company.

     2.4 "Code" means the Internal Revenue Code of 1986, as from time to time amended.

     2.5 "Committee" means the Compensation Committee of the Board of Directors of the Company.

     2.6  "Common Stock" means the common stock of the Company.

     2.7 "Company" means United Water Resources, Inc., a New Jersey corporation, its successors and assigns, and its Affiliates.

     2.8 "Dividend Unit" means a right to receive, in accordance with the provisions of the Plan, a payment equal to the dividends that are paid on a share of Common Stock of the Company for a stated period of time.

     2.9 "Fair Market Value" means the value of the Company's Common Stock on the New York Stock Exchange as of the close of the trading day.

     2.10 "Fiscal Year" means the calendar year.

     2.11 "Non-Qualified Stock Option" means the right to purchase a share of the Common Stock of the Company at a fixed price for a specified period of time, as determined by the Committee. These options are not meant to qualify under
Section 422 of the Code.

     2.12 "Normal Retirement" means termination of employment with the Company with an immediate pension benefit being paid by the Company.

     2.13 "Participant" means an employee of the Company, selected by the Committee to participate in the Plan.

     2.14 "Performance Share" means a share of Common Stock granted to a Participant, the vesting of which is subject to performance conditions established by the Committee.

     2.15 "Plan" means this Management Incentive Plan as originally adopted or amended.

     2.16 "Plan Year" means the calendar year.


3.   ADMINISTRATION

     3.1 The Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board, as the Board may establish. In all areas not specifically reserved by the Board for its review and approval, decisions of the Committee concerning the Plan shall be binding on the Company and on all eligible Participants.

     3.2 No member of the Committee shall be eligible to participate in the Plan.

     3.3 The Committee shall have the power and authority to adopt, amend, and rescind administrative guidelines, rules and regulations pertaining to the Plan, to accept, modify or reject recommendations of the Chief Executive Officer, to set final Awards and to interpret and rule on any questions pertaining to any provision of the Plan.

4.   ELIGIBILITY

     4.1 Company officers and other key employees of the Company who are recommended annually by the Chief Executive Officer and who are approved by the Committee, will be eligible for Awards granted under the terms of the Plan. Eligibility may vary from year to year, and participation in one Plan Year does not guarantee continued employment by the Company or participation in the Plan in subsequent Plan Years.

     4.2 No Director of the Company who is not also an employee of the Company shall be eligible for any Award pursuant to the Plan.

5.   TARGET INCENTIVE AWARDS

     5.1 Prior to the beginning of the Plan Year, the Chief Executive Officer shall recommend to the Committee for its approval, and the award level which shall be used to calculate Awards for Plan Participants.

     5.2 The Chief Executive Officer shall recommend the manner in which each Participant's Award shall be allocated to corporate and individual performance results and among cash, stock options, Dividend Units, and Performance Shares.

6.   TYPES OF AWARDS

     The following types of Awards may be granted under the terms of the Plan:
Performance Cash Awards, Stock Options, Performance Shares and Dividend Units. The Committee, in its sole discretion shall determine the types of Awards that will be granted to Participants under the Plan.

     6.1 Performance Cash Awards. Performance objectives will be established for each Participant for each Plan Year, consistent with the Company's strategic plans, that define the level of performance required for Participants to earn their target Awards.

        6.1.1 Prior to every Plan Year, the Chief Executive Officer shall recommend one or more corporate performance goals for approval by the Board.

        6.1.2 In addition to corporate performance goals, the Plan shall provide for individual performance goals to be established for each Participant for each Plan Year. All individual performance goals shall be subject to approval by the Chief Executive Officer and review by the Committee.

        6.1.3 The individual performance goals of the Chief Executive Officer shall be subject to review and approval by the Committee.

        6.1.4 The Chief Executive Officer shall make recommendations to the Committee regarding actual cash performance Award payments as soon as practicable following the conclusion of the Plan Year. Such recommendations shall be based on achieved levels of performance as measured against the performance objectives adopted for each portion of the Award.

        6.1.5 Performance standards. defining the minimum level of performance required to earn a Performance Cash Award and the level of performance required to earn the maximum Performance Cash Award, shall be approved by the Board for the corporate portion of the Performance Cash Award prior to the beginning of each Plan Year. Performance standards for individual Performance Cash Awards shall be approved by the Committee for the Chief Executive Officer, and by the Chief Executive Officer for all other eligible positions before the beginning of each Plan Year.

        6.1.6 Payment may vary from these pre-established performance standards if the Committee determines at the end of the Plan Year that unique and extraordinary circumstances have occurred and an adjustment to the award schedule is required to achieve the purposes of the Plan.

        6.1.7 If the employment of a Participant is terminated during a Plan Year, or if an employee becomes a Participant after the beginning of a Plan Year, the Chief Executive Officer shall have the sole and complete authority to determine the extent, if any, and the conditions under which an Award shall be paid to the Participant. If a Participant's employment terminates during the course of the year, he or she will generally not be eligible for an Award unless the Chief Executive Officer determines otherwise.

                6.1.7.1 The following provisions apply to a Participant who is terminated by the Company unless otherwise decided by the Committee:

                6.1.7.1.1 If the termination occurs in the first six months of the Plan Year, no Award is payable;

                6.1.7.1.2 If the Participant is terminated in the second half of the Plan Year, for any reason other than cause, he or she shall be entitled to any individual Award earned for the completed individual objectives and a pro-rated share of the corporate portion of the Award, paid at the time Awards are paid to active Participants.

        6.1.7.2 No Award is generally paid to a Participant who voluntarily leaves the Company in the course of the Plan Year.

    6.2 Stock Options: The Committee may grant Non-Qualified Stock Options to a Participant of the Plan.

        6.2.1 The option price per share shall not be less than the Fair Market Value of the Common Stock on the date of the grant.

        6.2.2 Stock Options may be exercised with cash, stock, or a combination of the two, provided that if shares acquired pursuant to the exercise of a stock option are used, such shares shall be held by the Participant for a period of at least six months before their tender to exercise additional option shares.

        6.2.3 No option shall be for a term of more than ten years from the date of the grant.

        6.2.4 In the case of Normal Retirement, death or disability, a Participant or his or her beneficiary shall have a period equal to the remaining term of the option or five years, whichever is shorter to exercise any outstanding options.

        6.2.5 If employment is terminated for any other reason, any outstanding stock options shall expire on the Participant's termination date.

        6.2.6 No Participant may receive more than 100,000 stock options in a single Plan Year.


    6.3 Dividend Units: The Committee may grant Dividend Units to a Participant in the Plan.

        6.3.1 The amount payable to a Participant in respect to a Dividend Unit shall be equal to the aggregate dividends payable on a share of Common Stock during the term of the Dividend Unit. A Participant shall be deemed to have held a Dividend Unit from the date of the Award.
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        6.3.2 The term of a Dividend Unit shall be established by the Committee at the time of the Award and specified in the related grant letter to the Participant.

        6.3.3 The amount payable to a Participant in respect of a Dividend Unit shall be paid by the Company to a Participant at the end of the term of the Dividend Unit.

        6.3.4 If a Participant is terminated by the Company unless otherwise decided by the Committee, he or she shall receive the current value of his or her Dividend Units.

        6.3.5 No Dividend Units are generally paid to a Participant who voluntarily leaves the Company.

    6.4 Performance Shares: The Committee may grant Performance Shares to Participants in the Plan.

        6.4.1 Prior to the beginning of a Plan Year, the Chief Executive Officer shall recommend the performance period and one or more performance goals to the Committee.

        6.4.2 At the time of the grant, the Committee shall determine:

              6.4.2.1 The performance period;

              6.4.2.2 The performance goal or goals to be achieved for Awards to be payable.

        6.4.3 At the end of the performance period, the Committee shall determine the level of performance versus the goal, and the portion of the Performance Shares, if any, which shall be payable to the Participants.

        6.4.4 Shares earned shall be paid as soon as practicable following the end of the performance period.

        6.4.5 Awards may be paid in cash or Common Stock of the Company, or any combination of the two in the sole discretion of the Committee.

7.   TIMING OF PAYMENTS

    7.1 All cash Awards shall be paid as soon as practicable after the end of the Plan Year to which the Award relates.

    7.2 The Committee may, in its discretion, provide for the deferral of cash Awards. The Committee shall have full discretion as to timing and payment of the deferrals, and what rate of return, if any, shall be credited to such deferrals, provided, however:

        7.2.1 Any election by a Participant to defer an Award must be made prior to the commencement of the Plan Year to which the Award pertains.

        7.2.2 The Committee may take no action which would result in the Plan being subject to the provisions of the Employee Retirement Income Security Act of 1974 as amended.

8.   SHARES RESERVED

    8.1 Any shares remaining pursuant to the 1993 Management Incentive Plan shall be allocated to this Plan.

    8.2 Each Fiscal Year, including the year in which the Plan is first adopted, the Company shall add to the shares reserved under the Plan One and One-quarter percent (1.25%) of the issued Common Stock of the Company.

    8.3 Common Stock may be issued from authorized but unissued shares or out of shares held in the Company's treasury, or both.

9.   AMENDMENTS

     All amendments to the Plan shall be in writing and shall be effective when approved by the Board, provided that no amendment shall be made to increase the number of shares of Common Stock authorized or available under the Plan.

10.  OTHER PROVISIONS

    10.1 Corporate and individual performance objectives, the manner in which performance cash Awards may be earned and the stock options, Dividend Units and Performance Shares granted shall be communicated to the Participant at the beginning of the Plan Year. The actual performance cash Award earned shall be communicated to the Participant as soon as practicable after the end of the Plan Year. The actual number of Performance Shares earned shall be communicated to the Participant as soon as practicable after the end of a performance period.

    10.2 The following provisions shall apply to all Common Stock, stock options, Performance Shares and Dividend Units authorized for issuance under the Plan.

        10.2.1 In the event of a stock split, stock dividend, or other subdivision or combination of the Common Stock of the Company, the number of shares of Commons Stock authorized under the Plan shall be adjusted proportionately. Similarly, in any event above mentioned, there will be a proportionate adjustment in the number and exercise price of shares of Common Stock subject to unexercised stock options, Performance Shares and Dividend Units.

        10.2.2 If the outstanding shares of Common Stock are changed or converted into or exchanged or exchangeable for a different number or class of shares or other security of the Company or of another corporation by reason of a reorganization, merger, consolidation, reclassification, or combination, an appropriate adjustment shall be made by the Board in the number and kind of shares for which options, Dividend Units or Performance Shares were granted pursuant to the Plan.

    10.3 No performance cash Award, Stock Option, Dividend Unit or Performance Share awarded shall be construed as imposing an obligation on the Company to continue the Participant's employment with the Company.

    10.4 No performance cash Award, stock option, Dividend Unit, or Performance Share awarded pursuant to the Plan shall be transferable or assignable by a Participant other than by will or laws of descent and distribution, and during the lifetime of the Participant shall be exercisable by, and payable only to the Participant.

    10.5 The Company shall have the right to deduct from all performance cash Awards, Dividend Units and Performance Share Awards paid hereunder any Federal, state or local taxes required by law to be withheld, and with respect to stock options to require the payment of any such taxes.

    10.6 If approved by the shareholders, the Plan will become effective immediately. Performance objectives, stock options and Dividend Unit grants may be made prior to, but contingent on, shareholder approval of the Plan.

    10.7 The Board may terminate the Plan at any time, but no such termination by the Board shall adversely affect the rights of the Participants under the Plan with respect to outstanding Stock Options, Dividend Units, Performance Shares and deferred performance cash Awards.

    10.8 This Plan shall be construed in accordance with, and governed by, the laws of the state of New Jersey.


11.  EFFECTIVE DATE

     This Plan shall be effective January 1, 1997, subject to shareholder approval at the Company's 1997 annual shareholder meeting.